Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 26, 2017	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES RECORD EARNINGS FOR 2016

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an annual earnings increase of 16.4%, as net income totaled $9.1 million for 2016, compared to $7.9 million for 2015. The 2016 net income figure of $9.1 million represents the fifth consecutive year of record earnings for the Bancorp, exceeding its prior earnings record for 2015. At December 31, 2016, the Bancorp’s assets totaled $913.6 million compared to $864.9 million at December 31, 2015, an increase of $48.7 million or 5.6%.

The 2016 net income of $9.1 million represents $3.20 earnings per basic and diluted share. For 2016, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.65%.

“I am proud to announce that the Bancorp posted record earnings for the fifth consecutive year, driven home by outstanding 16.4% earnings per share growth. The Bancorp’s results this year are the culmination of a multi-year plan during which the Bank invested in people, platforms and products. The Bank’s two recent mergers have also been fully integrated, and together have produced the growth that we are reporting today. As a result, Peoples Bank is better positioned to serve its customers than ever before” said Benjamin Bochnowski, president and CEO.

“These results are consistent with our operating plan for the year, and are remarkable in that they significantly outpace growth in our core markets. This has allowed the Bank to continue to reinvest for growth, as significant investments were made in both technology and people. Notably in 2017, the Bank will be opening a new Banking Center in Highland, demonstrating our commitment to our core markets and the continued execution of our core banking strategy. The Bank was also able to make investments that will help keep the company safe – primarily in the areas of cybersecurity and managing credit risk. Capital also continues to build, which will fuel future growth”, said Bochnowski.

“The Bancorp’s record earnings were driven by strong core earnings, as net interest income totaled $30.1 million, an increase of $2.7 million or 9.8%. During 2016, average interest-earning assets increased by $67.8 million or 8.9%, as a result of management’s focused growth strategies. Also driving record earnings was the Bancorp’s average core deposit growth of $56.3 million or 11.6%. During 2016, we were successful growing both our consumer and business deposit base. The growth strategies along with pricing discipline increased the Bancorp’s net interest margin to 3.85% for 2016”, said Robert Lowry, chief financial officer.

“The Bancorp’s 2016 earnings were also positively impacted by an 11.1% increase in noninterest income. Noninterest income from mortgage banking sales totaled $1.6 million, an increase of 32.8% as related sales activity totaled $60.2 million. Effective management of the Bancorp’s securities portfolio enhanced noninterest income by $220 thousand, an increase of 36.3%. Management has consistently utilized its securities to manage liquidity needs, while providing a stable revenue source. Lastly, current year earnings benefited from controlled operating expenses, as noninterest expense increased by less than 5%. During 2016, the Bancorp’s efficiency ratio improved to 65.6%”, said Lowry.

For the three months ended December 31, 2016, the Bancorp’s net income totaled $2.3 million, compared to $2.0 million for the three months ended December 31, 2015, an increase of $300 thousand, or 14.8%. The net income of $2.3 million for the three months ended December 31, 2016 represents $0.82 earnings per basic and diluted share. For the three months ended December 31, 2016, the ROA was 1.03% and the ROE was 10.75%.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $30.1 million for 2016, compared to $27.4 million for 2015, an increase of $2.7 million or 9.8%. The Bancorp’s net interest margin on a tax adjusted basis was 3.85% for 2016, compared to 3.82% for 2015. For the three months ended December 31, 2016, net interest income totaled $7.6 million, compared to $7.3 million for the three months ended December 31, 2015 for an increase of $315 thousand or 4.3%. The Bancorp’s net interest margin on a tax adjusted basis was 3.82% for the three months ended December 31, 2016, compared to 3.90% for the three months ended December 31, 2015. The Bancorp’s net interest income was positively impacted by strong balance sheet growth over the prior twelve months, as interest earning assets increased by $39.9 million or 4.9% since December 31, 2015. This increase was attributable to both organic growth and 2015 acquisition activity.

Noninterest Income

Noninterest income from banking activities totaled $7.6 million for 2016, compared to $6.9 million for 2015, an increase of $763 thousand or 11.1%. For the three months ended December 31, 2016, noninterest income from banking activities totaled $1.9 million, compared to $1.6 million for the three months ended December 31, 2015, an increase of $365 thousand or 23.5%. During 2016, the Bancorp has seen its noninterest income increase from gains from the sale of loans and securities and wealth management operations. The increase in gains from the sale of loans is a result of increased demand. Current market conditions continued to provide opportunities to maintain securities cash flows, while recognizing gains from the sales of securities.

Noninterest Expense

Noninterest expense totaled $24.7 million for 2016, compared to $23.6 million for 2015, an increase of $1.1 million or 4.6%. For the three months ended December 31, 2016, noninterest expense totaled $6.11 million, compared to $6.09 million for the three months ended December 31, 2015, an increase of $26 thousand or 0.4%. The 2016 increase in noninterest expense is primarily related to the acquisition of another banking institution during the second half of 2015 and the establishment of a captive insurance subsidiary during the second quarter of 2016.

Lending

The Bancorp’s loan portfolio totaled $583.7 million at December 31, 2016, compared to $571.9 million at December 31, 2015, an increase of $11.8 million or 2.1%. During 2016, the Bancorp originated $342.0 million in new loans, an increase of $20.7 million or 6.5%, compared to 2015. During 2016, commercial real estate and commercial business loans increased by $31.2 million. Construction and land development, multifamily and 1-4 first liens decreased by $21.5 million as a result of increased pay-off activity. During 2016, $60.2 million of newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.6 million. At December 31, 2016, the loan portfolio represents 68.5% of earning assets and is comprised of 64.6% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $233.6 million at December 31, 2016, compared to $233.4 million at December 31, 2015, an increase of $275 thousand or 0.1%. The securities portfolio represents 27.4% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $45.1 million at December 31, 2016, compared to $11.5 million at December 31, 2015, an increase of $33.6 million. The increase in cash and cash equivalents is mostly a result of short-term deposits from local municipalities received in December 2016 that will be withdrawn during the first quarter of 2017.

Funding

At December 31, 2016, core deposits totaled $594.1 million, compared to $520.4 million at December 31, 2015, an increase of $73.7 million or 14.2%. Core deposits include checking, savings, and money market accounts and represented 76.2% of the Bancorp’s total deposits at December 31, 2016. During 2016, balances for savings, money market and checking accounts all increased. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the continued low interest rate environment and strong depository relationships with local governmental units. At December 31, 2016, balances for certificates of deposit totaled $185.7 million, compared to $194.5 million at December 31, 2015. In addition, at December 31, 2016, borrowed funds totaled $40.6 million, compared to $58.0 million at December 31, 2015, a decrease of $17.4 million or 29.9%.

Asset Quality

At December 31, 2016, non-performing loans totaled $6.1 million, compared to $5.6 million at December 31, 2015, an increase of $527 thousand or 9.4%. The Bancorp’s ratio of non-performing loans to total loans was 1.05% at December 31, 2016, compared to 0.98% at December 31, 2015. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.10% at December 31, 2016, compared to 1.05% at December 31, 2015. The increase in the ratio of non-performing loans for 2016 is related to several residential real estate and commercial business loans.

For 2016, loan loss provisions totaled $1.3 million, while $954 thousand in provisions were recorded for 2015. For the three months ended December 31, 2016, loan loss provisions totaled $422 thousand, while $369 thousand in provisions were recorded for the three months ended December 31, 2015. The 2016 loan loss provisions were primarily related to increased loan originations and an increase in specific reserves for impaired loans. Loan charge-offs, net of recoveries, totaled $523 thousand for 2016, compared to charge-offs, net of recoveries of $362 for 2015. At December 31, 2016, the allowance for loan losses totaled $7.7 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.32% at December 31, 2016, compared to 1.22% at December 31, 2015. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 126.1% at December 31, 2016, compared to 124.7% at December 31, 2015.

Capital Adequacy

At December 31, 2016, shareholders’ equity stood at $84.1 million, tangible capital represented 9.2% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2016 were 14.3% for total capital to risk-weighted assets, 13.1% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.2% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $29.41 per share at December 31, 2016.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Return on equity	10.75%	9.95%	10.65%	9.90%
Return on assets	1.03%	0.95%	1.03%	0.96%
Basic earnings per share	$0.82	$0.72	$3.20	$2.75
Diluted earnings per share	$0.82	$0.72	$3.20	$2.75
Yield on loans	4.44%	4.45%	4.47%	4.44%
Yield on security investments	2.46%	2.69%	2.49%	2.54%
Total yield on earning assets	3.86%	3.93%	3.89%	3.84%
Cost of deposits	0.24%	0.24%	0.24%	0.22%
Cost of borrowings	1.03%	0.88%	1.01%	0.95%
Total cost of funds	0.29%	0.29%	0.29%	0.28%
Net interest margin - tax equivalent	3.82%	3.90%	3.85%	3.82%
Noninterest income / average assets	0.85%	0.73%	0.86%	0.84%
Noninterest expense / average assets	2.71%	2.87%	2.78%	2.89%
Net noninterest margin / average assets	-1.86%	-2.14%	-1.92%	-2.05%
Efficiency ratio	64.45%	69.05%	65.61%	69.01%
Effective tax rate	21.32%	13.99%	21.80%	18.63%
Dividend declared per common share	$0.28	$0.27	$1.11	$1.06

	December 31,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Net worth / total assets	9.21%	9.35%
Book value per share	$29.41	$28.37
Non-performing assets to total assets	1.10%	1.05%
Non-performing loans to total loans	1.05%	0.98%
Allowance for loan losses to non-performing loans	126.10%	124.66%
Allowance for loan losses to loans outstanding	1.32%	1.22%
Foreclosed real estate to total assets	0.29%	0.18%

Consolidated Statements of Income

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Interest income:
Loans	$6,616	$6,212	$26,270	$23,204
Securities & short-term investments	1,548	1,599	6,129	6,179
Total interest income	8,164	7,811	32,399	29,383
Interest expense:
Deposits	455	422	1,770	1,509
Borrowings	131	126	575	504
Total interest expense	586	548	2,345	2,013
Net interest income	7,578	7,263	30,054	27,370
Provision for loan losses	422	369	1,268	954
Net interest income after provision for loan losses	7,156	6,894	28,786	26,416
Noninterest income:
Fees and service charges	767	829	2,910	2,901
Wealth management operations	399	392	1,680	1,657
Gain on sale of loans held-for-sale, net	489	202	1,609	1,212
Gain on sale of securities, net	125	44	826	606
Increase in cash value of bank owned life insurance	114	115	469	442
Gain/(loss) on sale of foreclosed real estate	20	(59)	100	(35)
Other	3	30	19	67
Total noninterest income	1,917	1,553	7,613	6,850
Noninterest expense:
Compensation and benefits	3,445	3,404	13,979	13,147
Occupancy and equipment	866	796	3,634	3,520
Data processing	334	320	1,339	1,270
Marketing	165	158	517	548
Federal deposit insurance premiums	51	155	454	522
Other	1,253	1,255	4,786	4,609
Total noninterest expense	6,114	6,088	24,709	23,616
Income before income taxes	2,959	2,359	11,690	9,650
Income tax expenses	631	330	2,548	1,798
Net income	$2,328	$2,029	$9,142	$7,852

 NorthWest Indiana Bancorp

Financial Report

Balance Sheet Data

(Dollars in thousands)

	December 31,	December 31,
	2016	2015	Change	Mix
	(Unaudited)	(Audited)%		%
Total assets	$913,626	$864,893	5.6%
Cash & cash equivalents	45,109	11,533	291.1%
Securities - available for sale	233,625	233,350	0.1%

Loans receivable:
Construction and land development	38,937	41,524	-6.2%	6.7%
1-4 first liens	170,018	179,526	-5.3%	29.1%
Multifamily	36,086	45,524	-20.7%	6.2%
Commercial real estate	195,438	172,741	13.1%	33.5%
Commercial business	77,299	68,757	12.4%	13.2%
1-4 Junior Liens	838	1,065	-21.3%	0.1%
HELOC	31,737	29,881	6.2%	5.4%
Lot loans	3,244	3,283	-1.2%	0.6%
Consumer	524	535	-2.1%	0.1%
Government	29,529	29,062	1.6%	5.1%
Total loans	583,650	571,898	2.1%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	111,800	100,031	11.8%	14.3%
Interest bearing checking	176,349	147,585	19.5%	22.6%
Savings	127,626	118,453	7.7%	16.4%
MMDA	178,332	154,316	15.6%	22.9%
Total core deposits	594,107	520,385	14.2%	76.2%
Certificates of deposit	185,664	194,490	-4.5%	23.8%
Total deposits	779,771	714,875	9.1%	100.0%

Borrowings and repurchase agreements	40,645	58,001	-29.9%
Stockholder's equity	84,108	80,909	4.0%

Asset Quality

(Dollars in thousands)	December 31,	December 31,
	2016	2015	Change
	(Unaudited)	(Audited)%
Nonaccruing loans	$5,605	$5,201	7.8%
Accruing loans delinquent more than 90 days	500	377	32.5%
Securities in non-accrual	1,689	1,912	-11.7%
Foreclosed real estate	2,665	1,590	67.6%
Total nonperforming assets	10,459	9,080	15.2%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,236	356	247.2%
ALL general allowances for loan portfolio	6,462	6,597	-2.0%
Total ALL	7,698	6,953	10.7%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	-	522	-100.0%
Nonaccruing troubled debt restructurings, compliant (2)	246	-	0.0%
Accruing troubled debt restructurings	60	4,493	-98.7%
Total troubled debt restructurings	306	5,015	-93.9%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

	At December 31, 2016
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized(1)

Common equity tier 1 capital to risk-weighted assets	13.1%	6.5%
Tier 1 capital to risk-weighted assets	13.1%	8.0%
Total capital to risk-weighted assets	14.3%	10.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%

(1)	Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital raio of 4.5% (6.5% to be well capitalized).